Amended and Restated Plan and Agreement of Merger

This Amended and Restated Plan and Agreement of Merger (the "Agreement"), is entered into on September 4, 2009 by and between NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY, an Ohio stock life insurance company with its statutory office located One Nationwide Plaza, Columbus, OH 43215 ("NLAIC" or the "Surviving Corporation"), and NATIONWIDE LIFE AND ANNUITY COMPANY OF AMERICA, a Delaware stock life insurance company with its statutory office located at One Nationwide Plaza, Columbus, OH 43215 ("NLACA"). MAC and NLACA are hereinafter sometimes collectively referred to as the "Constituent Corporations" or individually as a "Constituent Corporation".

Recitals of Fact

A. NLAIC is a stock corporation duly organized and existing under the laws of the State of Ohio, having been originally incorporated as Nationwide Variable Life Insurance Company on February 9, 1981, and has on the date hereof authorized capital stock consisting of 66,000 shares of common stock of the par value of $40.00 per share, of which, on the date hereof, all of such shares of common stock are issued and outstanding, all of which shares are owned legally and beneficially by Nationwide Life Insurance Company ("NLIC"), an Ohio stock insurance company.

B. NLACA is a stock corporation duly organized and existing under the laws of the State of Delaware, having been originally incorporated as the Provident Life and Annuity Company of America on October 28, 1992, and has on the date hereof authorized capital stock consisting of 250,000 shares of common stock of the par value of $10.00 per share, all of which on the date hereof are issued and outstanding, all of which shares are owned legally and beneficially by Nationwide Life Insurance Company of America ("NLICA"), a Pennsylvania stock insurance company.

C. The Boards of Directors of the Constituent Corporations have deemed it advisable and in the best interest of said corporations that NLACA be merged with and into NLAIC as provided herein, and in accordance with the applicable provisions of the statutes of the State of Delaware and the State of Ohio, respectively that permit such merger, and have adopted and approved this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, by their respective Boards of Directors, and intending to be legally bound and in accordance with the applicable provisions of the laws of the State of Ohio and the State of Delaware, do hereby agree as follows:

1. Merger. At the Effective Time (as defined herein), NLACA shall be merged (the "Merger") with and into NLAIC, resulting in a single corporation in accordance with the applicable provisions of the laws of the State of Delaware and the State of Ohio, with NLAIC being the Surviving Corporation, upon the terms and conditions set forth herein.

2.Effect of Merger. Upon and after the Effective Time:

(a) The two Constituent Corporations shall be a single corporation and NLAIC shall be the surviving legal entity of the Merger and shall continue to exist as a domestic stock life insurance company under the laws of the State of Ohio. The Surviving Corporation shall possess all rights, privileges, powers, franchises, and immunities, and be subject to all the restrictions, disabilities, liabilities and duties of each of the Constituent Corporations so merged. The Surviving Corporation shall possess and own all of the property, real, personal, and mixed, and all debts owing on whatever account and all other things in action of or belonging to each of the Constituent Corporations, and such items shall be transferred to and vested in the Surviving Corporation without further act or deed. All debts, liabilities, and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if the debts, liabilities, and duties had been incurred or contracted by it, however, all rights of creditors and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by the lien at the Effective Time.

(b) At the Effective Time, NLACA shall cease to exist as separate legal entity, except as provided by the laws of the State of Ohio, and its property, rights and obligations shall become the property, rights and obligations of the Surviving Corporation.

3.              Name and State of Domicile of Surviving Corporation.

At and after the Effective Time, the Surviving Corporation shall continue to be named "Nationwide Life and Annuity insurance Company" and the state of domicile shall remain the State of Ohio. The principal offices of the Surviving Corporation in Ohio shall continue to be One Nationwide Plaza, Columbus, Ohio 43215.

4.              Articles of Incorporation; Code of Regulations. At and after the Effective Time, the Articles of Incorporation of NLACA shall be cancelled, and the Articles of Incorporation and Code of Regulations of NLAIC, which shall not be amended in any respect by reason of this Agreement or the Merger, shall continue as the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

5. Directors and Officers. At and after the Effective Time, the members of the Board of Directors of NLAIC and the officers of NLAIC shall continue as the members of the Board of Directors of the Surviving Corporation and officers of the Surviving Corporation, respectively, until their successors are duly elected and qualified pursuant to the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

6.              Shares of Survivor, Each share of the common stack of NLAIC issued and outstanding at the Effective Time shall not be changed In any respect by reason of this Agreement, and shall thereupon, without further action, remain outstanding as one share of the common stock of the Surviving Corporation, without the issuance or exchange of new shares or share certificates, and no additional shares of the Surviving Corporation shall be issued.

7.              Cancellation of the NLACA Shares, As of the Effective Time, each of the issued and outstanding shares of NLACA, by virtue of the Merger becoming effective, and without any further action, shall be cancelled and shall cease to represent any ownership interest in NLACA or any other entity.

8.              Authorized Capital of Survivor, The amount, number and class of shares of the authorized capital stock of the Surviving Corporation and the par value thereof immediately prior to the Effective Time, shall remain the same after the Effective Time, unless and until changed as provided by law, the Articles of Incorporation and the Code of Regulations of the Surviving Corporation.

9. No Consideration for Assistance of Officer and Directors.  No director,

officer, agent or employee of the Constituent Corporations shall receive any fee, commission, compensation or other valuable consideration whatsoever, solely for in any manner aiding, promoting or assisting in the adoption or approval of this Agreement.

10. Approvals.  This Agreement has been approved by the shareholders of

NLAIC and NLACA respectively and the Boards of Directors of NLAIC and NLACA respectively. This Agreement has been submitted for approval or exemption from approval to (a) the Insurance Commissioner for the State of Ohio, (b) the Insurance

Commissioner for the State of Delaware, (c) the Insurance Commissioner of the State of California, and (d) the insurance regulatory authorities of such other states, if any, which may require such submission. If and when all such required approvals and exemptions are obtained, the officers of each of the Constituent Corporations shall be, and they hereby are authorized and directed to, perform all such further acts, and execute and deliver to the proper authorities for filing all documents, as may be necessary or proper to render effective the Merger contemplated by this Agreement.

11.             Conditions to Completing the Merger, The Merger shall not be effective and neither this Agreement nor Articles of Merger incorporating this Agreement shall be filed unless and until the following conditions have been fulfilled:

(a) This Agreement has been approved by the sole shareholders of the Constituent Corporations; and

(b) The Constituent Corporations have received all consents,

approvals or non-disapprovals, or exemptions prescribed by law which are necessary for the consummation of the Merger, including, without limitation, approvals of all insurance regulatory authorities and any necessary exemptions, approvals or non-disapprovals of the Securities and Exchange Commission.

12.             Abandonment of Agreement. Notwithstanding any of the provisions of this

Agreement, the Boards of Directors of the Constituent Corporations, at any time before or after the approval by shareholder of any of them, and prior to the Effective Time, and for any reason they may deem sufficient and proper, shall have the power and authority to abandon and refrain from making effective the contemplated Merger as set forth herein; in which case this Agreement shall thereby be cancelled and become null and void.

13             Effective Time of Merger. Except as otherwise set forth in this

Agreement, the effect of the Merger and the effective time of the merger shall be December 31, 2009 or as soon as possible thereafter (the 'Effective Time").

14.             Amendments and Modifications.  The parties hereto may amend this

Agreement at any time prior to the Effective Time by a properly executed writing setting forth the amendment or modification, and thereafter providing any required notice to all appropriate insurance regulators.

15. Notice to Policyholders.  The Surviving Corporation will mail to each policyholder of NLACA a Company Merger Endorsement whereby the policyholders of NLACA will be notified of the Merger and advised that NLAIC, as the Surviving

Corporation, has all liability for each such policy. Such endorsements will be mailed within 45 days of the later to occur of (a) the Effective Time, or (b) the date the endorsement form receives all necessary approval from the insurance regulatory authorities of any states, if any, which may require such prior approval. The Constituent Corporations may also engage in alternative methods of policyholder notification where such alternative methods are necessary to comply with notification requirements under the insurance laws of a particular jurisdiction.

16.              Appointment of Secretary of State to Accept Service of Process

The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at:

Nationwide Life and Annuity Insurance Company
One Nationwide Plaza, Columbus, 01-143215

(signature page follows immediately)

IN WITNESS WHEREOF, each of the Boards of Directors of the Constituent Corporations, pursuant to resolutions or actions in writing unanimously adopted by written consent, have caused this Agreement to be executed in their corporate names by their Presidents and attested to by their Secretaries, as of this 4th day of September, 2009.

                                                                                                                          NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                                                                                                                          By: /s/MARK R. THRESHER
                                                                                                                                      Mark R. Thresher
                                                                                                                                      President and Chief Operating Officer

Attest:

/s/ROBERT W. HORNER III
     Robert W. Horner III
     Vice President and Secretary

                                                                                                                          NATIONWIDE LIFE AND ANNUITY COMPANY OF AMERICA
                                                                                                                  By: /s/ PETER A. GOLATO
                                                                                                                                       Peter A. Golato
                                                                                                                                       President

Attest:

/s/ROBERT W. HORNER III
     Robert W. Horner III
     Vice President and Secretary